Exhibit 10.2

STOCK PURCHASE AGREEMENT

by and among

ONCOLOGIX TECH, INC.

MADHU MATHEW MAMMEN

IMAD SIDDIQUI

and

ESTEEMCARE, INC.

SEPTEMBER 25, 2014

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 25, 2014, is made and entered into by and among Oncologix Tech, Inc., a Nevada corporation (the “Purchaser”), Esteemcare, Inc., a South Carolina corporation (the “Company”), and Madhu Mathew Mammen, a resident of the State of South Carolina, and Imad Siddiqui, a resident of the State of Georgia, being the sole stockholders of the Company (each a “Seller” and collectively, “Sellers”).

WHEREAS, the Company is engaged in the manufacture, sale and distribution of home medical, durable medical and C-PAP equipment and supplies (the “Business”);

WHEREAS, the Sellers own, beneficially and of record, all of the issued and outstanding shares of capital stock of the Company (the “Shares”) comprised of seventy-five (75) shares of common stock owned beneficially and of record by Madhu Mathew Mammen and twenty-five (25) shares owned beneficially and of record by Imad Siddiqui; and

WHEREAS, the Purchaser wishes to purchase, and the Sellers wish to sell, all of the Shares on the terms and conditions set forth in this Agreement.

In consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

                                                                                                                                                            ARTICLE I

SALE AND PURCHASE OF SHARES

1.1              Sale and Purchase of Shares. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties herein set forth, at the Closing, the Sellers shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase from the Sellers, all of Sellers’ right, title and interest in and to the Shares.

1.2              Purchase Price. The purchase price for the Shares (the “Purchase Price”) shall be equal to Five Hundred Thousand Dollars ($500,000), paid as follows:

(a)                Four Hundred Thousand Dollars ($400,000) (the “Cash Payment”) shall be paid in cash at the Closing to the Sellers with Three Hundred Thousand Dollars ($300,000) to be paid to Madhu Mathew Mammen and One Hundred Thousand Dollars ($100,000) to be paid to Imad Siddiqui; and

(b)               The delivery of a promissory note to each of the Sellers, in the aggregate principal amount of One Hundred Thousand Dollars ($100,000), in substantially the form of Exhibit A attached hereto (the “Note”) as follows:

Madhu Mathew Mammen: $75,000.00

Imad Siddiqui: $25,000.00

1.3              Time and Place. The closing of the purchase and sale of the Shares provided for in this Agreement (the “Closing”) shall take place at the offices of the Company, 3223 Sunset Boulevard, Suite 104, West Columbia, South Carolina 29169 at 9:00 a.m. local time, immediately following the execution of this Agreement and following the satisfaction or waiver (to the extent permitted by applicable law) by the appropriate party of the conditions set forth in ARTICLE VII or at such other time, date and place as the Purchaser and the Sellers may mutually agree (such date, the “Closing Date”).

1.4              Transactions at the Closing. At the Closing, the following shall occur:

(a)                The Purchaser shall make the following deliveries:

                                                                                             (i)                     payment of an amount equal to the Cash Payment by wire transfer of immediately available funds;

                                                                                            (ii)                    a Pledge Agreement in substantially the form of Exhibit B attached hereto for each Seller (the “Pledge Agreements”) as collateral security for the Notes;

                                                                                           (iii)                   duly executed Notes;

                                                                                           (iv)                   certificate of an officer of the Purchaser as to the incumbency of the officer authorized to execute this Agreement and each other document to which it is a party; and

                                                                                            (v)                    a certificate of an officer of the Purchaser certifying that the conditions to the Sellers’ obligations hereunder set forth in Section 7.3 have been satisfied.

(b)               The Company and the Sellers shall make the following deliveries to the Purchaser:

(i)                 stock certificates evidencing the Shares, accompanied by a stock power or other instruments of transfer duly executed;

(ii)               duly executed Non-Compete and Non-Solicitation Agreements for each Seller, in substantially the form of Exhibit C attached hereto;

(iii)             a copy of the Organizational Documents of the Company and each of its Subsidiaries, each as amended through the Closing Date, certified by an authorized officer of the Company;

(iv)             a certificate of an authorized officer of the Company as to the incumbency of its officers authorized to execute this Agreement and each other document to be executed at the Closing on behalf of the Company;

(v)               a certificate dated not later than ten (10) Business Days prior to the Closing Date from the Secretary of State of the state of incorporation of the Company and each of its Subsidiaries, and each state where each entity is duly registered as a foreign corporation as to the good standing of the Company and each of its Subsidiaries;

(vi)             the consents required to be obtained from third parties to allow the completion of the transactions contemplated hereby set forth on Schedule 1.4(b)(vi), which shall include all of the consents set forth on Schedule 3.4 (the “Required Consents”);

(vii)           resignation letters from each of the directors and officers of the Company and each of its Subsidiaries, effective immediately as of the Closing;

(viii)         a certificate of an authorized officer of the Company certifying in such capacity that the conditions to the Purchaser’s obligations hereunder set forth in Sections 7.2(a), 7.2(b),

7.2(c) and 7.2(d) (as each such condition pertains to the Company or the representations, warranties or covenants of the Company) have been satisfied; and

(ix)             a payoff letter, as of the Closing Date, for any outstanding Indebtedness of the Company and each of its Subsidiaries is form and substance reasonably acceptable to Purchaser.

                                                                                                                                                          ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants to the Purchaser as of the date of this Agreement, severally as to himself and the Shares recited in this Agreement as held by him only, as follows:

2.1              Title. Each Seller is the record and beneficial owner of the Shares recited as held by him in the recitals to this Agreement, free and clear of all Encumbrances. Each Seller has the full right, power and authority to enter into this Agreement and has the full right, power and authority to transfer, convey and sell to the Purchaser at the Closing the Shares recited as held by him. Neither Seller is a party to, subject to or bound by any agreement, any Order, or any Law which would prevent the execution or delivery of this Agreement or any other document to which he is a party or the consummation of the Contemplated Transactions and no authorization or approval or other action by, and no notice to or filing with, any Authority will be required to be obtained or made by either Seller in connection with the execution and delivery by him of this Agreement or any other documents to which he is a party or the consummation of the Contemplated Transactions.

2.2              Due Authorization; Enforceability. Each Seller has the full and absolute legal right, capacity, power and authority to execute and deliver this Agreement and any other documents to which he is a party, to perform his obligations hereunder and thereunder and to consummate the Contemplated Transactions. This Agreement and any other documents to which the Seller is a party has been validly executed and delivered by the Seller, and each constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws relating to the enforcement of creditors’ rights generally and to general principles of equity.

2.3              No Violation. The execution and delivery by each Seller of this Agreement, the consummation of the Contemplated Transactions, and the performance of each Seller’s obligations hereunder does not and will not: (a) violate, conflict with or constitute a default under any contract to which that Seller is party or by which that Seller is bound or to which that Seller’s property is subject, (b) violate any applicable Law or Order of any Authority having jurisdiction over that Seller or any of that Seller’s property, subject to the Purchaser’s representations of investment purpose and restrictions on further transfer imposed by applicable securities laws and regulations, (c) require any authorization, consent or approval of, filing with, exemption or other action by, or notice to, any Authority or any party to any contract to which that Seller is party or by which that Seller is bound or to which that Seller’s property is subject; or (d) result in the creation or imposition of any Encumbrance upon the Shares.

                                                                                                                                                        ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the disclosure schedules dated as of the date hereof and delivered herewith to the Purchaser, which identifies the section and subsection to which each disclosure therein relates (the

“Disclosure Schedules”), each Seller and the Company, jointly and severally, hereby represent and warrant to the Purchaser as of the date of this Agreement as follows:

3.1              Organization; Authority; Due Authorization. The Company and each of its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation, and has all necessary corporate power and authority to own, lease and operate the assets owned by it and the Business and to carry on the Business as now conducted. The Company and each of its Subsidiaries is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed on Schedule 3.1, which jurisdictions are the only jurisdictions in which the ownership, leasing or operation of the assets owned by it or the conduct of the Business requires such qualification, except to the extent that the failure to be qualified in a particular jurisdiction would not have a material adverse effect on the Company. The Company has all requisite corporate power and authority to enter into, execute and deliver this Agreement and any other documents to which the Company is a party, to consummate the Contemplated Transactions, and to perform fully its respective obligations hereunder and thereunder. The Company has taken all actions necessary to authorize it to execute, deliver and perform fully its obligations under this Agreement and to consummate the Contemplated Transactions, and no other action or proceeding is necessary for the Company to execute, deliver and perform its obligations under this Agreement and to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws relating to the enforcement of creditors’ rights generally and to general principles of equity. Schedule 3.1 sets forth a true and complete list of the names of the directors and the officers of the Company and the directors and officers of each of its Subsidiaries.

3.2              Capitalization of the Company and Subsidiaries.

(a)                The Company has one hundred (100) shares of common stock, no par value, which is the only outstanding class of the Company’s capital stock, issued and outstanding and owned of record and beneficially by the Sellers as set forth on Schedule 3.2. No other class or series of equity of the Company is authorized, reserved or outstanding. The Sellers are the sole stockholders of the Company. The Shares have been duly authorized and validly issued. Except as set forth on Schedule 3.2(a): (i) there are no outstanding subscriptions, warrants, calls, options, rights (including unsatisfied preemptive rights, stock appreciation rights or conversion or exchange rights or other arrangements), commitments or agreements to which the Company is bound that permit or entitle any Person to purchase or otherwise to receive from or to be issued any Shares or any security or obligation of any kind convertible into or exchangeable for any Shares, (ii) no Person has any right to cause the purchase, redemption or repurchase of any Shares or other securities of the Company legally or beneficially owned by it, (iii) no Shares are subject to any agreements or understandings among any Persons with respect to the voting or transfer of the Shares (other than the Organizational Documents of the Company), (iv) the Company has not granted any registration rights to any Person with respect to its outstanding Shares or other securities and (v) the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) on any matter.

(b)               Except for Affordable Medical Equipment Solutions, Inc., a Florida corporation (“AME”), the Company has no Subsidiaries. AME is wholly owned, directly or indirectly, by the Company and there are no outstanding subscriptions, options, warranties, commitments, preemptive rights of any kind relating to the issuance or sale of any shares of capital stock of AME. Yarita Sanchez has no ownership interest of any kind in AME or any of its assets.

3.3              No Violation. The execution and delivery by the Company of this Agreement and the other documents to which it is a party, the consummation the Contemplated Transactions, and the performance of the Company hereunder and thereunder will not: (a) violate any provision of any of the Organizational Documents of the Company, (b) except as set forth on Schedule 3.3, violate, conflict or constitute a default under, permit the termination or acceleration of, or cause the loss of any rights or options under, any Contract or License to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound or to which its property may be subject; (c) except as set forth on Schedule 3.3 or Schedule 3.4, require any authorization, consent or approval of, filing with, exemption or other action by, or notice to, any Authority or any party to any Contract or License to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which the Company’s or any of its Subsidiaries’ property is subject; or (d) result in the creation or imposition of any Encumbrance upon the Shares or upon any Asset of the Company or any of its Subsidiaries (other than, in the case of the Assets only, a Permitted Lien). Neither, the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any provision of its Organizational Documents.

3.4              Regulatory Approvals and Other Consents. Schedule 3.4 sets forth a complete list of (a) each consent, approval, authorization, notice, filing, exemption, waiver or other requirement required by the Organizational Documents of the Company or any Law which must be obtained or is required to be made, obtained or otherwise satisfied by the Company in order for the Company to execute and deliver this Agreement or Other Company Documents as applicable, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions; and (b) each consent, approval, authorization, notice, filing, exemption or waiver required by the terms of any Contract in connection with the consummation of the Contemplated Transactions.

3.5              Sufficiency of and Title to Assets. Schedule 3.5 sets forth a list, including the location of each item, of Tangible Personal Property owned by the Company and each of its Subsidiaries having either a depreciated book value or estimated fair market value in excess of $10,000, or used in the Business and having rental, license or other payments therefor in excess of $20,000 per year. Without limiting the representations and warranties as to specific classes of assets: (a) the Assets are sufficient for the conduct of the Business immediately after the Closing in the same manner as conducted immediately prior to the Closing; (b) the Company and each of its Subsidiaries has good title to the Assets owned or purported to be owned by it (including all of the Assets reflected in the balance sheets included in the Financial Statements) and has the valid and enforceable right (subject to applicable bankruptcy, insolvency and other similar laws relating to the enforcement of creditors’ rights generally and to general principles of equity) to use all of the Assets not owned by it, in each case free and clear of all Encumbrances other than Permitted Liens and Encumbrances described on Schedule 3.5. Neither the Company nor any of its Subsidiaries has received any written notice from any Authority with respect to any taking of any of the Assets or any portion thereof or interest therein by eminent domain or otherwise, and there is no proceeding pending or threatened with respect thereto. The Company and AME have the right, title and interest to use the name “Affordable Medical Equipment Solutions” or any variation thereof in the conduct and operation of the Business in the State of Florida only.

3.6              Financial Condition; Financial Statements; Books and Records; Financial Due Diligence.

(a)                Schedule 3.6 contains a true and correct copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2013 and the related statements of income and cash flow for the fiscal year ended December 31, 2013 and the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 15, 2014 (the “Balance Sheet”) and the related statement of income and cash flow for the nine and one-half (9 1/2) months ended September 15, 2014

(collectively, the “Financial Statements”). The Financial Statements: (i) fairly present the financial position of the Company and its Subsidiaries as of the date, and the results of its operations for the periods indicated therein; and (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (subject, in the case of unaudited statements, to the absence of footnote disclosure and in the case of unaudited interim statements to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse)).

(b)               Neither the Company nor any of its Subsidiaries has material liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise, whether due or to become due, that are required to be disclosed in a balance sheet prepared in accordance with GAAP, except for those (i) reflected or reserved against in the Balance Sheet, and (ii) incurred after the date of the Balance Sheet in the ordinary course of business, including, without limitation, those incurred in connection with the transactions contemplated by this Agreement. For the purposes of this Section 3.6 “material” shall mean that the reasonable effect of any such inaccuracy (i) could have caused the Purchaser to draw a different conclusion to the relevant matters concerned and (ii) could, had the Purchaser known, have impacted on the key commercial terms of the acquisition of the Shares. The books of account, minute books, stock ledgers and other financial books and records of the Company and each of its Subsidiaries are kept in the ordinary course of business in accordance with reasonable business practices and applicable Laws. The Company and each of its Subsidiaries records transactions as necessary to permit preparation of the consolidated financial statements of the Company and accounts, notes and other receivables are recorded accurately.

(c)                There has been no material adverse change in the business, operations or condition (financial or otherwise) of either the Company or any of its Subsidiaries since December 31, 2013.

3.7              Tax Matters.

All Tax Returns required to have been filed by the Company and each of its Subsidiaries on or prior to the Closing Date have been duly and timely filed, and each such Tax Return is true, accurate and correct. All Taxes required to be paid by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) on or prior to the Closing Date have been timely paid. As of the Closing Date, the liability of the Company and/or any of its Subsidiaries for any unpaid Taxes will not exceed the reserve for unpaid Taxes then carried on the Company’s books and records.

(a)                There is no action, audit, dispute or claim in respect of any Taxes now proposed or pending which has been communicated to the Company or any of its Subsidiaries, or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, nor has it made (or had made on its behalf) any requests for such extensions. No claim has ever been made by a taxing Authority in a jurisdiction where either the Company does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction or that the Company or any of its Subsidiaries must file Tax Returns in that jurisdiction, and the Company is not aware of any reasonable grounds upon which any such taxing Authority might successfully assert that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction or that the Company or any of its Subsidiaries must file Tax Returns in that jurisdiction. There are no Encumbrances, other than Permitted Liens, on any of the assets of the Company or any of its Subsidiaries with respect to Taxes.

(b)               The Company and each of its Subsidiaries has (i) withheld all required amounts from its employees, agents, contractors, nonresident creditors, or other third parties that were required to be withheld on or prior to the Closing Date and has remitted such amounts to the proper Authority unless otherwise not yet due; (ii) paid all employee contributions and premiums required to be paid on or prior to the Closing Date; and (iii) filed all Tax returns with respect to employee income Tax withholding, and social security and unemployment Taxes and premiums that were required to be filed on or prior to the Closing Date, all in compliance with the withholding Tax provisions of the Code, as in effect for the applicable year or any prior provisions thereof and other applicable Laws, including state, local or foreign law.

(c)                Schedule 3.7: (i) lists all federal, state, local, and foreign Tax Returns filed by the Company and each of its Subsidiaries for all taxable periods over past five (5) years and (ii) indicates those Tax Returns described in clause (i) that have been audited. The Company has delivered or made available to the Purchaser correct and complete copies of all Tax Returns filed, examination reports, and statements of deficiencies assessed against or agreed to by to the Company and each of its Subsidiaries for all taxable periods for the past five (5) years. Neither the Company nor any of its Subsidiaries has waived (and is not subject to a waiver of) any statute of limitations in respect of Taxes and has not agreed to (and is not subject to) any extension of time with respect to a Tax assessment or deficiency.

(d)               Except as set forth on Schedule 3.7, there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment by the Company or any of its Subsidiaries on or prior to the Closing Date of any amount that would not be deductible by reason of Section 280G of the Code or any corresponding provisions of state, local or foreign Tax Law. There is no contract,agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound to compensate any individual for excise Taxes paid pursuant to Section 4999 or 409A of the Code.

(e)                Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to Closing Date; (v) election pursuant to Code Section 108(i) made effective on or prior to the Closing Date; or (vi) excess loss account. Neither the Company nor any of its Subsidiaries has distributed stock of another entity, nor has the Company had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361. Neither the Company nor any of its Subsidiaries has engaged in any transaction that could affect the income Tax liability for any taxable year not closed by the applicable statute of limitations which is (i) a “tax shelter”, (ii) “reportable transaction”, (iii) a “listed transaction” or has (iv) a “significant purpose of which is the avoidance or evasion of United States federal income tax” within the meanings of Sections 6662, 6662A, or 6707A of the Code or Treasury Regulations promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

3.8              Litigation. There is no complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, demand, investigation or inquiry, whether civil, criminal or administrative (“Litigation”) pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries, the directors or officers of the Company (in such capacity) or its Business or Assets. Neither the Company, any of its Subsidiaries, nor any of its Assets is subject to any Order. There is no Litigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which seeks to prevent consummation of the Contemplated Transactions or which seeks damages in connection with the Contemplated Transactions, and no temporary restraining order, preliminary or permanent injunction or other Order or decree which prevents the consummation of the Contemplated Transactions has been issued and remains in effect.

3.9              Intellectual Property. Schedule 3.9 sets forth a correct and complete list of all Intellectual Property Assets that are (i) registered or otherwise filed by or with any Authority, (ii) any trade secrets, processes, techniques, methods, formulae, ideas and know-how, material to the Company, and (iii) Intellectual Property Licenses. Except as indicated on Schedule 3.9:

(a)                Either the Company or one of its Subsidiaries is the sole owner of all right, title and interest in and to each Intellectual Property Asset owned or purported to be owned by it and has the valid and enforceable right (subject to applicable bankruptcy, insolvency and other similar laws relating to the enforcement of creditors’ rights generally and to general principles of equity) to use all of the Intellectual Property Assets not owned by it, free and clear of all Encumbrances (other than Permitted Liens) and with absolute right of use without seeking the approval or consent of any Person and without payment (except in each case for Intellectual Property Assets licensed to the Company under an Intellectual Property License or other contract, agreement or other arrangement relating to such Intellectual Property Asset);

(b)               the Intellectual Property Assets are all intellectual property necessary for the operation of the Business as currently conducted;

(c)                all registrations and applications for the Intellectual Property Assets required to be disclosed on Schedule 3.9 are in full force and effect;

(d)               none of the Intellectual Property Assets required to be disclosed on Schedule 3.9 is subject to any outstanding Order limiting the scope or use thereof or declaring any of the Intellectual Property Assets abandoned;

(e)                (i) to the Knowledge of the Company, its current use of the Intellectual Property Assets does not unlawfully infringe or dilute the intellectual property rights of any third person, and (ii) no investigations are pending concerning the possibility of such infringing or diluting use;

(f)                except as set forth on Schedule 3.9, neither the Company nor any of its Subsidiaries has granted any license, franchise, permit or other right to any Person to use any of the Intellectual Property Assets;

(g)                to the Knowledge of the Company, the conduct of the Business has not and does not infringe upon or misappropriate any intellectual property of any Person, and there are no pending or, to the Knowledge of the Company, threatened in writing claims alleging that the Company, any of its Subsidiaries or the operation of the Business infringes or misappropriates the intellectual property rights of any Person;

(h)               there are no pending claims, actions, judicial or other adversary proceedings nor to the Knowledge of the Company, are there any disputes or disagreements involving any Intellectual Property Asset, and, to the Knowledge of the Company, no such action, proceeding, dispute or disagreement is threatened; and

(i)                 neither the Sellers nor any employees of the Company or any of its Subsidiaries own, or can legitimately claim to own, in a personal capacity any intellectual property rights that are necessary for the Company or any of its Subsidiaries to continue operating the Business in the same manner as at the Closing Date.

3.10          Contracts.

(a)                Schedule 3.10 sets forth a correct and complete list of the following written and verbal contracts or agreements by which the Company and each of its Subsidiaries currently is bound, including any amendments, supplements or modifications thereto (the “Contracts”), listed by subsection set forth below:

(i)             each contract, unpaid invoice, unfilled sales order and other arrangement or agreement that involves performance of services by the Company and each of its Subsidiaries of an amount or value in excess of $25,000;

(ii)           each contract, unpaid invoice, unfilled sales order and other arrangement or agreement that involves performance of services or delivery of goods or materials to the Company and each of its Subsidiaries of an amount or value in excess of $25,000;

(iii)         each contract, unpaid invoice, unfilled sales order and other arrangement or agreement that involves expenditures or receipts of or by the Company and each of its Subsidiaries in excess of $25,000;

(iv)         each contract, unpaid invoice, unfilled sales order and other arrangement or agreement that cannot be cancelled by the Company and each of its Subsidiaries without penalty or further payment and without more than thirty (30) days’ notice;

(v)           each loan agreement, promissory note, bond, letter of credit or other instrument or agreement with respect to the borrowing of money;

(vi)         each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other agreement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

(vii)           each Intellectual Property License;

(viii)         each agreement containing an indemnification obligation of the Company;

(ix)             each agreement in which the Company’s and each of its Subsidiaries’ liability is not limited (other than an exclusion from the limitation of liability for gross negligence or willful or intentional misconduct);

(x)           each collective bargaining agreement and contract with any labor union or other employee representative of a group of employees;

(xi)         each joint venture, partnership, limited liability company and other agreement (however named) involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any other Person (excluding bonus arrangements and employment plans for officers or employees of the Company);

(xii)       each agreement or contract containing covenants that in any way purport to limit the freedom of the Company or any of its Subsidiaries, or any officer, director, manager, employee, consultant or contractor thereof, to engage in any line of business, compete with any Person, or operate in any territory;

(xiii)     each agreement or contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(xiv)     each agreement or contract for individual capital expenditures in excess of $5,000 or aggregate capital expenditures in excess of $25,000; and

(xv)           each employment, consulting, management, separation, severance or similar agreement with employees of, or consultants or independent contractors to, the Company or any of its Subsidiaries, in each case involving payments by the Company in excess of $25,000.

(b)               Except as disclosed in the list set forth on Schedule 3.10:

(i)             each Contract is the valid and binding obligation of the Company or any of its Subsidiaries and, to the Knowledge of the Company, each other Person or party thereto, enforceable in accordance with its terms, and is in full force and effect subject to applicable bankruptcy, insolvency and other similar laws relating to the enforcement of creditors’ rights generally and to general principles of equity;

(ii)           there exists no material breach of or default by the Company or any of its Subsidiaries under any Contract and assuming that the Required Consents and all consents listed on Schedule 3.4 are obtained prior to the Closing, there has not occurred any event or events that, with the lapse of time or the giving of notice or both, would constitute a material breach or default by the Company under any Contract;

(iii)         to the Knowledge of the Company: (A) no other Person party to any Contract is now in breach of or default under any term thereof or has breached or defaulted under any term thereof (which breach or default remains uncured as of the date hereof) and (B) there has not occurred any event or events that, with the lapse of time or the giving of notice or both, would constitute a breach or default by any other party under any Contract; neither the Company nor any of its Subsidiaries has received any notice of any anticipated breach of or default under any term thereof by any Person party to any Contract;

(iv)         neither the Company nor any of its Subsidiaries has received any written notice that any Person party to any Contract currently intends to cancel, terminate or renegotiate prior to its expiration such Contract or to exercise or not to exercise any option to acquire assets thereunder; and

(v)               copies of each of the written Contracts, together with all amendments, modifications or other changes thereto have been made available to the Purchaser.

3.11          Compliance With Laws.

(a)                The Company and each of its Subsidiaries is in and has been in material compliance with all applicable Laws in connection with the operation of the Business or ownership or use of the Assets and no investigation, inquiry, audit or review by any Authority with respect to the Company, any of its Subsidiaries or the Business is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any failure to so comply, nor has any Authority notified the Company or any of its Subsidiaries of an intention to conduct the same. All reports, filings and returns required to be filed by or on behalf of the Company or any of its Subsidiaries with any Authority on or prior to the Closing Date have been filed.

(b)               The Company and each of its Subsidiaries possesses all Licenses required to be obtained for the operation of the Business as presently conducted, all such Licenses are in full force and effect and no suspension or cancellation is, to the Knowledge of the Company, threatened in writing. Schedule 3.11(b) contains a complete and accurate list of each License that is held by the Company or that otherwise relates to the Business and is required for the operation of the Business substantially as presently conducted. Each License listed or required to be listed on Schedule 3.11(b) is valid and in full force and effect. Except as set forth on Schedule 3.11(b): (i) the Company and each of its Subsidiaries is, and at all times has been, in compliance with all of the terms and requirements of each License identified or required to be identified on Schedule 3.11(b), (ii) no event has occurred or circumstances exists that may (with or without notice or lapse of time) (A) constitute or result in a violation of or a failure to comply with any term or requirement of any License listed or required to be listed on Schedule 3.11(b) or (B) result in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any License listed or required to be listed on Schedule 3.11(b), (iii)  the Company and each of its Subsidiaries has not received any written notice from any Authority or any other Person regarding (A) any actual or alleged violation of or failure to comply with any term or requirement of any License or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of or modification or any License, in each case relating to the Business, and (iv) all applications required to have been filed for the renewal of the Licenses listed or required to be listed on Schedule 3.11(b) have been duly filed on a timely basis with the appropriate Authority, and all other filings required to have been made with respect to such Licenses have been duly made on a timely basis with the appropriate Authority. The Licenses listed on Schedule 3.11(b) collectively constitute all of the Licenses necessary to permit the Company and each of its Subsidiaries to lawfully conduct and operate the Business in the manner in which its currently conduct and operate the Business and to permit the Company to own or lease and use its Assets in the manner in which it currently owns or leases and uses such Assets.

3.12          Insurance Coverage. Schedule 3.12 contains a complete and accurate list of all of the insurance policies maintained by the Company that cover the assets, business, equipment, properties, operations, employees, officers and directors of the Company. Except as set forth on Schedule 3.12, there are no pending claims under any of such policies. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms and conditions of all such policies. Such policies of insurance are in full force and effect and are of such types and in such amounts and for risks, casualties and contingencies as may be required under applicable Laws.

3.13          Real Property.

(a)                Neither the Company nor any of its Subsidiaries owns any real property.

(b)               All real property leases and subleases to which the Company or any of its Subsidiaries is a party and any amendments or modifications thereof are listed on Schedule 3.13 (each a “Lease” and collectively, the “Leases”). Schedule 3.13 indicates each property of which the Company is the tenant or subtenant. True and complete copies of each Lease have been made available to the Purchaser, and the Leases constitute the entire understanding relating to the Company’s or any of its Subsidiaries’ use and occupancy of the leased premises. Except as listed on Schedule 3.13, the Leases are valid, in full force and effect and enforceable subject to applicable bankruptcy, insolvency and other similar laws relating to the enforcement of creditors’ rights generally and to general principles of equity. Except as listed on Schedule 3.13 (i) there are no existing defaults on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person, under the Leases, (ii) neither the Company nor any of its Subsidiaries has received or given written notice of any default or claimed default with respect to any Lease that remains uncured, and (iii)  no event has occurred or circumstances exist that (with or without notice or lapse of time) constitute or will result in a default on the part of the Company or any of its Subsidiaries thereunder. The Company and each of its Subsidiaries has performed all tenant or subtenant obligations under each Lease concerning the construction of tenant improvements at each property subject to such Lease, and all fees, tenant improvement allowances and other landlord concessions under each Lease have been paid or performed in full. None of the Leases prohibits the use of property subject to such Lease for the purposes for which each is currently used. No commission or other payment is due any real estate broker by the Company in connection with any Lease, and there are no agreements, oral or written, under which any real estate broker is entitled to any future payment or commission by the Company and each of its Subsidiaries or its assignees, in connection with any Lease or property subject to any Lease. Other than as set forth on Schedule 3.13, no leased property is subject to any lease, sublease, license or other written agreement to which the Company or any of its Subsidiaries is a party granting to any other Person any right to the use, occupancy or enjoyment of such leased property or any part thereof. Neither the Company nor any of its Subsidiaries has granted to any Person any right, option, right of first offer or right of first refusal to lease, sublease, use or occupy all or part of any property subject to a Lease. The improvements constructed on property subject to a Lease are supplied with water, sewage disposal or septic, electricity, gas, telephone and other services necessary for the operation of such improvements as currently operated, and there is no condition which would reasonably be expected to result in the termination of the present access from any improvements to such utility services. All septic systems are in functioning condition and in good order and repair.

3.14          Environmental Matters. There has been no spill or release of any Hazardous Substance at any real properties currently owned, leased or operated by the Company or any of its Subsidiaries during the period of occupancy by the Company or its Subsidiaries in violation of any Environmental Law. There are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Substances are being or, to the Company's Knowledge, have been treated, stored or disposed of, on any real property currently or formerly owned, leased, used or occupied by the Company except in a manner that complies in all material respects with Environmental Laws as in effect on the date of this Agreement. To the Company’s Knowledge, there is no friable asbestos or asbestos containing material in a friable state on any of the real properties currently owned, leased or occupied by the Company. Neither the Company nor any of its Subsidiaries has received any notice of claim, demand or other notification or communication that the Company or any of its Subsidiaries is or may be responsible with respect to any Remedial Action relating to any threatened or actual release of any Hazardous Substance or alleging any violation or failure to comply with any Environmental Law or License. There are no claims pending or, to the Knowledge of the Company, threatened with respect to compliance with, or liability under, any Environmental Law or License. The Company has made available to the Purchaser copies of (i) all known reports and assessments and (ii) all correspondence to or from any Authority or third party complaints related to purported violations of Environmental Laws, in each case to the extent in the possession of the Company and relating to environmental matters at any real properties currently owned, leased or operated by the Company, or relating to the Company’s or any of its Subsidiaries’ compliance with or potential liability under Environmental Laws as in effect on the date of this Agreement.

3.15          Employee Matters.

(a)                Schedule 3.15(a) sets forth, with respect to each Employee (including any Employee who is on a leave of absence by reason of disability or otherwise or on layoff status subject to recall), (i) the name of such employee and the date as of which such employee was originally hired by the Company or any of its Subsidiaries, and whether the employee is on an active or inactive status; (ii) such employee’s title or position; (iii) such employee’s wage classification as exempt or non-exempt; and (iv) such employee’s annualized compensation as of the date of this Agreement, including base salary.

(b)               Schedule 3.15(b) lists (i) all Persons who are currently performing services for the Company or any of its Subsidiaries who are classified for Tax, labor or employment Law purposes as “consultants” or “independent contractors,” (ii) the current rate of compensation of each such Person, and

(iii) whether the Company is party to an agreement with such Person (whether or not in writing). Any such agreements are listed on Schedule 3.15(b) and have been made available (or, in the case of agreements that are not in writing, a summary thereof has been delivered) to the Purchaser.

(c)                Neither the Company nor any of its Subsidiaries is a party to or bound by any union contract, collective bargaining agreement or similar contract.

(d)               Except as disclosed on Schedule 3.15(d), (i) no current Employee has notified or otherwise indicated to the Company or any of its Subsidiaries that he or she intends to terminate his or her employment with the Company; (ii) the Company does not have the present intention to notify nor has it notified any Employee of its intent to terminate the employment of such Employee; (iii) all Employees have executed a form of noncompetition, nondisclosure and assignment of inventions agreement, which has been made available to the Purchaser; (iv) no Employee is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement or other restrictive covenant or other contract with any Person that would be likely to affect in any way (A) the performance by such Employee of any of his or her duties or responsibilities as an employee of the Company, or (B) the Business or operations of the Company; and (iv) to the Knowledge of the Company, no Employee of the Company or any of its Subsidiaries is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant to a former employer relating to the right of any such Employee to be employed by the Company or any of its subsidiaries. Except as disclosed on Schedule 3.15(d), (i) neither the Company nor any of its Subsidiaries has any severance pay practice or policy; and (ii) other than as mandated by Law, no Employee is entitled to any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payment from the Company (other than accrued salary, vacation, or other paid time off in accordance with the policies of the Company) or the Purchaser as a result of or in connection with the Contemplated Transactions or as a result of any termination by the Company on the Closing of any Person employed by the Company on or prior to the Closing Date. The Company and each of its Subsidiaries is in and has been in material compliance with all currently applicable Laws respecting employment and employment and hiring practices, terms and conditions of employment, immigration, occupational health and safety, wages and hours. The Employees are properly classified under the Fair Labor Standards Act of 1938, as amended, and under any applicable state law, and have all times been properly classified under the Fair Labor Standards Act of 1938, as amended, and under any applicable state law. Except a set forth on Schedule 3.15(d), (i) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any other Authority or any current union representation questions involving Employees; (ii) the Company and each of its Subsidiaries is currently in compliance in all material respects with all applicable Laws relating to the employment of Employees, including those related to wages, hours, and collective bargaining; (iii) the Company and each of its Subsidiaries has paid in full to all of its Employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Employees; (iv) there is no claim with respect to payment of wages, salary or overtime pay that is now pending or, to the Knowledge of Company, threatened before any Authority with respect to any Persons currently employed by the Company or any of its Subsidiaries in connection with the Business; (v) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Authority relating to Employees or employment practices relating to the conduct of the Business; (vi) there is no charge or proceeding with respect to a violation of any occupational safety or health standard that has been asserted or is now pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries relating to the conduct of the Business; (vii) there is no charge of sexual harassment, or discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Company’s Knowledge, threatened, before the United States Equal Employment Opportunity Commission, or any other Authority in any jurisdiction in which the Company has employed or currently employs any Person in connection with the Business; and (viii) during the past twelve (12) months, the

Company has not implemented or initiated any layoff or made or started any collective dismissal of employees requiring advance notice under the Workers Adjustment and Retraining Notification Act and any similar state or local Law (“WARN”).

3.16          ERISA/Employee Benefits. Schedule 3.16 lists each Employee Plan that covers any Employee, copies of which, and a summary plan description of each of which, have been made available or furnished to the Purchaser. Neither the Company nor any ERISA Affiliate has ever sponsored or maintained or has ever had any liability with respect to any plan subject to Title IV or ERISA, any funded welfare benefit plan, as defined in Section 419 of the Code, any multiple employer plan, or any arrangement subject to Section 409A of the Code. Neither the Company nor any ERISA Affiliate has any agreement or commitment to create any additional Employee Plan or Benefit Arrangement, enter into any additional employment agreement, or modify or change any existing Plan or employment agreement. With respect to each Employee Plan or Benefit Arrangement (each, a “Plan”), the Company has heretofore made available to the Purchaser true, correct and complete copies of (i) all documents which comprise the most current version of each such Plan, including any related trust agreements, insurance contracts or other funding or investment agreements and any amendments thereto, and (ii) with respect to each Plan that is an “employee benefit plan,” as defined in Section 3(3) of ERISA, (A) the three (3) most recent Annual Reports (Form 5500 Series) and accompanying schedules for each of the Plans for which such a report is required, (B) the three (3) most recent certified financial statements for each of the Plans for which such a statement is required or was prepared and (C) for each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, the most recent IRS determination, advisory or opinion letter issued to the Company, the Subsidiaries or, as applicable, the prototype plan sponsor, with respect to such Plan. To the Knowledge of the Company, the Company and each ERISA Affiliate has performed and complied with all of their obligations under and with respect to the Plans and each of the Plans has, at all times, in form, operation and administration complied with its terms, and, where applicable, the requirements of the Code, ERISA and all other applicable Laws. To the Knowledge of the Company, each Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and is the subject of a favorable IRS determination, advisory or opinion letter on which it may rely and, to the Knowledge of the Company, nothing has occurred which reasonably could be expected to adversely affect such qualified status. Except as set forth on Schedule 3.16, there are no unpaid contributions due prior to the date hereof with respect to any Plan that are required to have been made prior to the date hereto under the terms of the Plan or any applicable Laws. Neither the Company nor any ERISA Affiliate has any obligation to provide health benefits or other non-pension benefits to retired or other former employees, except as specifically required by Section 4980B of the Code or Part 6 of Title I of ERISA, and the Company and each ERISA Affiliate has complied with the requirements of Code Section 4980B and such Part 6, the requirements of the Health Insurance Portability and Accountability Act of 1996, and all similar state Laws. To the Knowledge of the Company, none of the Company, any ERISA Affiliate, or any director, officer or employee of the Company or any other “disqualified person” or “party in interest,” as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA, except when there has been a statutory or regulatory exemption, nor have there been any fiduciary violations under ERISA that could subject the Purchaser, the Company, or any ERISA Affiliate (or any officer, director or employee thereof) to any penalty or tax under Section 502(i) of ERISA or Sections 4971 and 4975 of the Code. With respect to any Plan: (i) no filing, application or other matter is pending with the IRS, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other Authority, (ii) there is no action, suit or claim pending (nor, to the Knowledge of the Company, any basis for such a claim), other than routine claims for benefits, and (iii) there are no outstanding liabilities for taxes, penalties or fees. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) entitle any current or former employee of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person constituting a “parachute payment” within the meaning of Section 280G of the Code, nor is the Company party to or bound by any contract that could require it to make any payment that could constitute a “parachute payment” within the meaning of Section 280G of the Code.

3.17          Absence of Certain Changes and Events. Except as set forth on Schedule 3.17 or as contemplated by this Agreement, since the date of the Balance Sheet, there has not been:

(a)                any transaction or expenditure involving more than $20,000 entered into by the Company or any of its Subsidiaries other than in the ordinary course of business;

(b)               any uninsured loss of or damage to any of the properties of the Company or any of its Subsidiaries due to fire or other casualty, amounting to more than $20,000 in the aggregate;

(c)                any declaration, setting aside or payment of any dividend or other distribution with respect to any Shares, or any repurchase, redemption, retirement or other acquisition by the Company of any outstanding Shares, or other securities of, or other equity or ownership interests in, the Company or any other capital contribution to or equity investment in the Company or any of its Subsidiaries;

(d)               the incurrence of any Encumbrance (other than a Permitted Encumbrance) or the incurrence of any obligation or liability other than current liabilities incurred since the date of the Balance Sheet in the ordinary course of business and consistent with past practice;

(e)                any change in the Organizational Documents of the Company or any of its Subsidiaries or any amendment of any term of any outstanding security of the Company;

(f)                any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in an aggregate amount not exceeding $20,000;

(g)                any making of any loan, advance or capital contributions to, or investment in, any Person other than ordinary course advances or deemed advances to and from operations;

(h)               any sale, lease, pledge, transfer or other disposition of any asset having a value in excess of $20,000 except for sales of inventory in the ordinary course of business or dispositions of obsolete machinery and equipment;

(i)                 any material transaction or commitment made, or any material contract or agreement entered into, by the Company or any of its Subsidiaries relating to the Business (including the acquisition or disposition of any assets except for sales of inventory in the ordinary course of business or dispositions of obsolete machinery and equipment) or any relinquishment by Company of any material contract or other right other than purchases or sales (or contracts or commitments therefor) made in the ordinary course of business;

(j)                 any (A) grant of any severance or termination pay to any director, manager, officer or employee of the Company or any of its Subsidiaries, (B) entering into of any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, manager, officer or employee of the Company or any of its Subsidiaries, (C) change in benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements other than in the ordinary course of business, (D) change in compensation, bonus or other benefits payable to directors, managers, officers or employees of the Company or any of its Subsidiaries, other than in the ordinary course of business with respect to employees other than officers, directors and managers of the Company or any of its Subsidiaries, or (E) change in the payment or accrual policy with respect to any of the foregoing;

(k)               any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or any lockouts, strikes, slowdowns, work stoppages, grievances or threats thereof by or with respect to any employees of the Company;

(l)                 any sale, assignment or transfer of any Intellectual Property Asset owned or purported to be owned by the Company or any of its Subsidiaries;

(m)             any capital expenditures, or commitment to make any capital expenditures, for additions to property, plant or equipment in an aggregate amount exceeding $20,000;

(n)               any write-down or write-up (or failure to write down or write up in accordance with GAAP consistent with past practice) the value of any inventories or accounts receivables or revalued any Assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

(o)               any change in any method of accounting or accounting practice or policy used by the Company, other than such changes required by GAAP;

(p)               any payment of any amounts to, or liability incurred to or in respect of, or sale of any properties or assets (real, personal or mixed, tangible or intangible) to, or any transaction or any agreement or arrangement with, any corporation or business in which the Company or any of its Subsidiaries or any of its officers, directors or managers, or any “affiliate” or “associate” (as such terms are defined in the rules and regulations promulgated under the Securities Act) of any such Person, has any direct or indirect ownership interests (excluding bonus arrangements and employment plans for officers or employees of the Company pursuant to any Contract); or

(q)               any failure to renew any insurance policy or License that is scheduled to terminate or expire within thirty (30) calendar days of the Closing.

3.18          Certain Transactions. Except as set forth on Schedule 3.18, and except for (a) relationships with the Company as an officer, director, or employee thereof (and compensation by the Company in consideration of such services) and (b) relationships with the Company as sellers, none of the directors, officers, or stockholders of the Company, or any stockholder of any of their families, is presently a party to, or was a party to during the three (3) years preceding the date of this Agreement, any transaction, or series of similar transactions, with the Company, in which the amount involved exceeds $20,000, including, without limitation, any contract, agreement, or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such Person or any other Person in which any such Person has or had a 5%-or-more interest (as a stockholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee. None of the Company’s officers or directors has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the Business, or any supplier, services provider, joint venturer or customer of the Company, except for the normal rights of a Seller, and except for rights under existing employee benefit plans.

3.19          Banking Facilities. Schedule 3.19 contains a complete and correct list of the names and locations of all banks in which the Company and each of its Subsidiaries has accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box.

3.20          No Broker. Except as set forth on Schedule 3.20, no broker, finder, agent or similar intermediary has acted for or on behalf of the Company in connection with this Agreement or the Contemplated Transactions, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Company.

3.21          Major Customers. Schedule 3.21 contains a true, correct and complete list of the twenty-five (25) largest (determined on the basis of the total dollar amount of sales) customers of the Company for the year ended December 31, 2013 and the eight (8) month of period ending on August 31, 2014 showing the total dollar amount of such business from each such customer during such period and whether such customer is an Affiliate or third party. Except as set forth on Schedule 3.21, none of the foregoing customers has provided the Company or any of its Subsidiaries with written notice that it will stop or materially decrease its use of the Company’s or any of its Subsidiaries business, products or services, or that it will implement changes in the terms and conditions in the provision of such use adverse to the Company, or is otherwise involved in, or is threatening, a dispute with the Company or any of its Subsidiaries.

3.22          Accounts Receivable. Schedule 3.22 is an aged list of the accounts receivable, notes and other amounts receivable from third parties, including customers and employees, arising from the conduct of the Business before the Closing, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon (“Receivables”) as of the Closing Date showing the aging of such Receivables as follows: (a) 0-30 days, (b) 31-60 days, (c) 61-90 days, and (d) more than ninety (90) days. Except to the extent, if any, reserved for on the Balance Sheet, all Receivables reflected on the Balance Sheet arose from, and the Receivables existing as of the Closing (subject, in the case of Receivables arising since the date of the Balance Sheet, to a reasonable allowance for bad debts) will have arisen from, the sale of inventory or services to Persons not affiliated with the Company or any of its Subsidiaries and in the ordinary course of business consistent with past practice and, except as reserved against on the Balance Sheet, constitute or will constitute, as the case may be, only valid, undisputed claims of the Company or any of its Subsidiaries not subject to valid claims of setoff or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

3.23          Inventories. A list of the Company’s inventory and the inventory of each of its Subsidiaries as of the date hereof is set forth on Schedule 3.23 attached hereto (the “Inventory”). All of the Inventory can be used or consumed in the ordinary course of business as now conducted. Since December 31, 2013, there has been no change in the amount of such Inventory of the Company and each of its Subsidiaries except for changes as a result of the purchase and sale of, adjustment to, or consumption of Inventory in the ordinary course of business consistent with prior practice, including, but not limited to, established seasonal patterns. All Inventory is owned by the Company and each of its Subsidiaries free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are reasonable in the present circumstances of the Company and consistent with past practices of the Company and each of its Subsidiaries.

3.24          Complete Disclosure. No representation or warranty by the Company in this Agreement, and no exhibit, schedule, statement, certificate or other writing furnished to Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein in the context in which they were made not misleading. There is no fact, development or threatened development which the Company has not disclosed to Purchaser in writing and which is having or is likely to have a material adverse effect on the Company, its business, assets, operations or condition (financial or otherwise). The Company has provided or made available to Purchaser true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in the Disclosure Schedule.

                                                                                                                                                        ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers as follows:

4.1              Due Incorporation; Authority. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. The Purchaser has all requisite corporate power and authority to enter into, execute and deliver this Agreement and any other documents to which it is a party and to perform fully its obligations hereunder and thereunder. The Purchaser has taken all actions necessary to authorize it to execute and deliver and perform fully its obligations under this Agreement and any other documents to which it is a party and to consummate the Contemplated Transactions. This Agreement has been validly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against such party, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws relating to the enforcement of creditors’ rights generally and to general principles of equity.

4.2              Investment Representations4.3. Purchaser understands that the Sellers have agreed to sell the Shares to Purchaser in reliance upon Purchaser’s representation to the Sellers that the Shares are being acquired by Purchaser for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof without registration or qualification under applicable federal and state securities laws. Purchaser acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. Purchaser understands that the Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Sellers in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. Purchaser understands that no public market exists for any of the securities issued by the Company and that there is no assurance that a public market will ever exist for the Shares.

                                                                                                                                                          ARTICLE V

COVENANTS OF THE PARTIES

The parties hereto covenant and agree as follows:

5.1              Confidential Information. From and after the Closing, each Seller shall keep secret and retain in strictest confidence, and not use for the benefit of such Person or any Person other than the Company and its Affiliates, all confidential matters and trade secrets of the Company or any of its Subsidiaries known to him, her or it relating to the Business (“Confidential Information”); provided, however, that the Sellers may disclose such Confidential Information if required by applicable Law or pursuant to an Order. Confidential Information shall not include (a) information which is or becomes generally known to the public through no act or omission of the Sellers, (b) information that was or is independently developed by one or both Sellers not in the course of their employment with (or service as a director or owner of) the Company or any successor entity and without any use of the Confidential Information of the Company, as demonstrated by files created by such Seller in the ordinary course of business at the time of such independent development, (c) is disclosed generally to third parties by the Company or the Purchaser without restrictions similar to those contained in this Agreement, (d) is disclosed with the prior written approval of the Purchaser or (e) information which has been or hereafter is lawfully obtained by a Seller from a source other than the party to whom such Confidential Information belongs (or any of its Affiliates or their respective officers, directors, managers, employees, equity holders or agents) so long as, in the case of information obtained from a third party, such third party was or is not, directly or indirectly, subject to an obligation of confidentiality owed to the party to whom such confidential information belongs or any of its Affiliates at the time such Confidential Information was or is disclosed to the other party. Notwithstanding the foregoing, each Seller is permitted to disclose Confidential Information to (A) its advisors, but only to the extent reasonably necessary in order for such party to perform its obligations and exercise its rights and remedies under this Agreement, and (B) customers, suppliers, potential customers, suppliers and other Persons in the ordinary course of operating the Business, consistent with past practices, provided, that, in each case, and such party will take all such action as is necessary and customary in order to ensure that each of such persons maintains the confidentiality of any confidential information that is so disclosed; and make additional disclosures of or use for its own benefit Confidential Information, but only if and to the extent that such disclosures or use are specifically contemplated by this Agreement.

5.2              Publicity. Unless otherwise required by any Authority, by applicable Law or the rules of any securities exchange that may be applicable, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued without advance written approval of the form and substance thereof by each Seller and the Purchaser.

                                                                                                                                                        ARTICLE VI

TAX MATTERS

6.1              Tax Covenants. The following provisions shall govern the allocation of responsibility as between the Purchaser, the Company, and the Sellers for certain tax matters following the Closing Date:

(a)                Post-Closing. The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and each of its Subsidiaries which are filed after the Closing Date; provided, however, that the Sellers shall have an opportunity to review and comment on such Tax Returns if the Sellers have an indemnification obligation under Section 8.2 with respect to such Tax Returns. For purposes of this Agreement, Pre-Closing Taxes for any Straddle Periods shall be determined assuming that payment has been made in a manner without regard to penalties, interest or other amounts resulting from the failure to pay such Taxes in a timely manner unless such failure is due, all or in part, to the actions or inaction of the Sellers. The Company shall be entitled to reimbursement of all Taxes paid pursuant to this Section 6.1(a) for Pre-Closing Tax Periods. The Purchaser and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article VI and any audit, litigation or other proceeding with respect to Taxes (any such proceeding, a “Tax Proceeding”). Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, actual or threatened litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser agrees (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Company or either Seller, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the Sellers reasonable written notice prior to transferring, destroying or discarding any such books and records and, if either Seller so requests, the Company shall allow that Seller to take possession of such books and records. The Purchaser shall have the right to control the conduct and resolution of any Tax Proceeding; provided, however, that if a Tax Proceeding is with respect to Taxes attributable to a Pre-Closing Tax Period for which the Sellers may be liable for a material amount under this Agreement, then the Sellers shall have the right to participate in such Tax Proceeding at their own expense and, in such case, the Purchaser shall not settle any such Tax Proceeding without the Sellers’ written consent, which shall not be unreasonably withheld, delayed or conditioned. The Purchaser and the Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Contemplated Transactions).

(b)               Closing of the Books.  Unless closing of the books on the Closing Date takes place automatically by operation of Code section 1362(e)(6)(D), Purchaser will cause the Company to elect to close its books as of the date of the transfer pursuant to Code section 1377(a)(2), and Sellers hereby consent to such election.

(c)                Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (together with the cost of preparation and filing any related Tax Returns) shall be paid by the Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Purchaser and/or the Company will join in the execution of any such Tax Returns and other documentation.

                                                                                                                                                      ARTICLE VII

CONDITIONS TO CLOSING

7.1              Conditions to the Obligations of each Party. The obligations of the Purchaser, the Company, and the Seller to consummate the Contemplated Transactions are subject to the satisfaction of the following conditions:

(a)                No provision of any applicable Law and no Order shall prohibit the consummation of the Contemplated Transactions as of the Closing.

(b)               Each other party to this Agreement shall have executed and delivered each of the ancillary agreements, documents and instruments required to be delivered by it at the Closing pursuant to Section 1.4.

7.2              Conditions to the Obligations of the Purchaser. The obligations of the Purchaser to consummate the Contemplated Transactions are subject to the satisfaction of the following further conditions:

(a)                The Company and each Seller shall have performed all of their obligations hereunder required to be performed by them on or prior to the Closing Date, and (ii) the representations and warranties of the Company and each Seller contained in this Agreement shall be true and correct in all respects as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date (or to the extent expressly made as of an earlier date, as of such date).

(b)               The Company shall have received all Licenses, consents, authorizations or approvals from, and shall have filed all notices and materials with, any Authority that are listed on Schedule 3.4 in connection with the consummation of the transactions contemplated hereby, in each case in form and substance previously agreed to by the Company and the Purchaser, and no such License, consent, authorization or approval shall have been revoked.

(c)                No Litigation by or before any Authority shall be pending or threatened (i) against the Company or its Assets, or (ii) which questions the validity or legality of the Contemplated Transactions or any aspect thereof, or seeks to restrain the Contemplated Transactions or any aspect thereof or to recover any damages in connection therewith.

(d)               The Company shall have obtained all Required Consents.

(e)                The Purchaser shall have, in its sole discretion, completed its legal, financial and commercial due diligence to its reasonable satisfaction.

7.3              Conditions to the Obligations of the Company and the Sellers. The obligations of the Sellers to consummate the Contemplated Transactions are subject to the satisfaction of the following further conditions: (a) the Purchaser shall have performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date and (b) the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all respects as of the date hereof and at and as of the Closing Date as though made at and as of the Closing Date (or, to the extent expressly made as of an earlier date, as of such date).

                                                                                                                                                   ARTICLE VIII

SURVIVAL; INDEMNIFICATION

8.1              Survival. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement will survive the Closing, subject to applicable time limitations set forth in Section 8.3. The right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. Unless otherwise agreed to in a separate written agreement, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants, and obligations, provided that if a party proceeds to consummate the Closing notwithstanding the failure of a condition precedent to that party’s obligation to close, then such party’s recourse shall be limited to a claim for a breach of a representation and warranty rather than a claim based on the failure of the covenant or condition.

8.2              Indemnification and Payment of Losses by the Sellers. Subject to applicable limitations in time and amount set forth in Sections 8.4 and 8.5, the Sellers, after the Closing, will indemnify and hold harmless the Purchaser, its successors and assigns in interest, and each of their respective officers, directors, partners, stockholders, employees, agents, advisors, controlling persons, and affiliates (collectively, the “Purchaser Indemnitees”) for, and will pay to the Purchaser Indemnitees the amount of, any Losses, arising, directly or indirectly, from or in connection with:

(i)             any breach of any representation or warranty contained in ARTICLE II or ARTICLE III of this Agreement or any representation or warranty of the Company or the Sellers contained in any other document or any other certificate delivered by either Seller (on behalf of the Company or in his or capacity as an officer or stockholder of the Company), or the Company pursuant to this Agreement with respect to such representations or warranties, disregarding (solely for purposes of determining the Losses but not for determining whether or not any such breach has occurred) all qualifications and exceptions contained therein including the phrase “in all material respects” or any equivalent phrase;

(ii)           any breach by the Company or the Sellers of any covenant or obligation of the Company or the Sellers contained in this Agreement or any other document or certificate delivered by or on behalf of the Company or the Sellers;

(iii)             any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Company (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;

(iv)             any Pre-Closing Taxes; and

(v)               any Indebtedness of the Company existing at Closing.

Notwithstanding the foregoing, the indemnification obligation of each Seller to indemnify the Purchaser with respect to any breach of a covenant, representation of warranty of the Sellers set forth in ARTICLE II shall extend only to Losses occasioned by a breach by that Seller of his own covenants, representations and warranties.

8.3              Time Limitations. The representations and warranties of the Purchaser, the Company and the Sellers in this Agreement (i) will survive the Closing and (ii) will continue until the date that is eighteen (18) months from the Closing Date (the “Termination Date”), at which time all representations and warranties will expire; provided, however, (A) the Sellers will continue to have liability pursuant to Section 8.2 with respect to the representations and warranties contained in ARTICLE II, Sections 3.1 (Organization; Authority; Due Authorization), 3.2 (Capitalization of the Company and Subsidiaries) and 3.5 (Sufficiency of and Title to Assets) indefinitely, and (B) the Sellers will continue to have liability pursuant to Section 8.2 with respect to the representations and warranties contained in Sections 3.7 (Taxes), 3.14 (Environmental Matters), 3.15 (Employee Matters) and 3.16 (ERISA/Employee Benefits) until the date that is sixty (60) calendar days after the underlying obligation is barred by the applicable period of limitation under federal and state Laws relating thereto (claims for indemnification pursuant to Section 8.2(i) with respect to the matters set forth in clauses (A) and (B), (collectively, the “Extended Representations and Warranties”).

8.4              Limitations on Amount – Company and Sellers. The Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in Section 8.2(i) unless and until the total of all Losses incurred by the Purchaser Indemnitees under such Section exceeds an aggregate amount of Fifteen Thousand Dollars ($15,000) (the “Threshold”). After the total of all Losses incurred by the Purchaser Indemnitees with respect to matters described in Section 8.2(i) exceeds the Threshold, the Purchaser Indemnitees will be entitled to indemnification of all Losses (including those below the Threshold) with respect to the matters described in Section 8.2(i) up to a maximum (in the aggregate) of One Hundred Thousand Dollars ($100,000) (the “Cap”). Notwithstanding anything to the contrary herein, the Threshold and the Cap shall not apply to claims based on (a) fraud or intentional misrepresentation by the Company or any Seller in this Agreement; or (b) any Extended Representations and Warranties.

8.5              Setoff. To the extent either Seller has an indemnification obligation to Purchaser pursuant to this ARTICLE VIII, Purchaser may set off, at its option, any Losses hereunder against amounts then due and owing under the Note to such Seller or both of the Notes.

8.6              Procedure for Indemnification – Third Party Claims.

(a)                Promptly after receipt by an indemnified party under this ARTICLE VIII of notice of the commencement of any proceeding against it by a third party, such indemnified party will, if a claim is to be made against an indemnifying party under this ARTICLE VIII, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party’s failure to give such notice.

(b)               If any proceeding referred to in Section 8.6(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this ARTICLE VIII for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation; provided, however, that if there exists a conflict of interest that would make it inappropriate in the written legal opinion of counsel for the indemnified party for the same counsel to represent both the indemnified party and the indemnifying party, then the indemnified party shall be entitled to retain its own counsel in each jurisdiction for which the indemnified party determines counsel is required, at the expense of the indemnifying party. If the indemnifying party assumes the defense of a proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent, which consent shall not be unreasonably withheld or delayed, unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (C) such compromise or settlement shall include an unconditional release of the indemnified party from all liabilities arising out of such claim. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within twenty (20) days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding so defended or any compromise or settlement effected, provided that no compromise or settlement of such claims may be effected by the indemnified party without the indemnifying party’s consent, which consent shall not be unreasonably withheld or delayed, unless such compromise or settlement shall include an unconditional release of the indemnifying party from all liabilities arising out of such claim. The indemnifying party and indemnified party will cooperate with each other in the defense of any third party claim subject to indemnification hereunder.

(c)                Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may materially and adversely affect it or its Affiliates, other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent which shall not be unreasonably withheld or delayed, unless such compromise or settlement shall include an unconditional release of the indemnifying party from all liabilities, monetary or otherwise, arising out of such claim.

8.7              Procedure for Indemnification – Other Claims. A claim for indemnification for any matter not involving a third-party claim must be asserted by written notice delivered in accordance with Section 8.6(a) to the party from whom indemnification is sought which notice shall specify in reasonable detail the factual basis for such claim and either the fixed amount of Losses resulting from such claim, or if the Losses have not been finally determined, a good faith estimate of the amount of such Losses along with a statement of the basis for such estimate.

8.8              Claims Against the Company. Each Seller (a) expressly waives any rights of indemnification of such Seller against the Company for acts, circumstances, and events that give rise to indemnification obligations of such Seller arising under this ARTICLE VIII, and (b) agrees and acknowledges that he will have no right of contribution from, or right of subrogation against, the Company in the event he is required to take, or refrain from taking, any action, whether by the payment of money or otherwise, as a result of this ARTICLE VIII.

                                                                                                                                                        ARTICLE IX

MISCELLANEOUS

9.1              Notices. All notices, consents, waivers, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of an internationally recognized courier service or a professional messenger service), or sent by facsimile or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed as follows:

(i)                 If to Sellers, to:

Mr. Madhu Mathew Mammen

100 Julia Court

Lexington, S.C. 29072

Facsimile:____________________

Mr. Imad Siddiqui

2457 Valhalla Dr. NE

Atlanta, GA 30345

Facsimile:____________________

(with a copy, which shall not constitute notice, to)

Eaton Peabody

P.O. Box 1210

80 Exchange Street

Bangor, ME 04402-1210

Attention: Daniel G. McKay, Esq.

Facsimile: (207) 942-3040

(ii)               If to the Purchaser, to:

Oncologix Tech, Inc.

1604 West Pinhook Drive, Suite 200

Lafayette, LA 70508

Attention: Roy W. Erwin, Chief Executive Officer

Facsimile: (616) 977-9955

(with a copy, which shall not constitute notice, to)

Posternak Blankstein & Lund LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-8004

Attention: David M. Barbash, Esq.

Facsimile: (617) 367-2315

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgment or other evidence of actual receipt or delivery to the address or a receipt generated by the sender’s fax machine showing that such communication was sent to the appropriate fax number on a specified date, if sent by facsimile; provided that if the date of receipt is not a Business Day (and, in the case of delivery by facsimile if not received prior to the end of the normal Business Day of the recipient), then on the first Business Day of the recipient after the date of such receipt. In case of service by facsimile, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, intended for receipt within three (3) Business Days thereafter (provided that the failure to do so shall not prevent such notice from being effective upon receipt as noted above). Either party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

9.2              Entire Agreement. This Agreement (including without limitation the schedules and exhibits hereto) and the agreements, documents and instruments to be executed and delivered pursuant hereto embody the final, complete and exclusive agreement among the parties with respect to the sale of the Shares and the Contemplated Transactions; supersede all prior letters of intent, agreements, understandings and representations (whether written or oral) with respect thereto; and may not be contradicted by evidence of any such prior agreement, understanding or representation, whether written or oral.

9.3              Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of South Carolina applicable to contracts made and to be performed wholly within such state, and without regard to the conflicts of laws principles thereof. Any suit brought hereon and any and all legal proceedings to enforce this Agreement, whether in contract, tort, equity or otherwise, shall be brought in the courts of the State of South Carolina, the courts of the State of Louisiana, the United States District Court sitting in South Carolina or the United States District Court sitting in Rapides Parish, Louisiana, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper.

9.4              Binding Effect. This Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon the parties and their respective successors, assigns and legal representatives. Neither this Agreement, nor any rights or obligations of any party hereunder, may be assigned by a party without the prior written consent of the other party, provided, however, that (a) each of the Purchaser and the Company shall have the right to assign its rights hereunder to any lender providing financing to the Purchaser, the Company or any of their respective affiliates for collateral security purposes and (b) the Purchaser shall have the right to assign its rights and obligations under this Agreement, in whole or in part, to an Affiliate or to designate any of its Affiliates (to the extent permitted by Law) to receive directly the Shares to be purchased hereunder or to exercise any of the rights of the Purchaser, or to perform any of its obligations.

9.5              Miscellaneous. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and delivery of an executed counterpart by fax, pdf or other electronic means shall be equally effective as delivery of an original, manually executed counterpart of this Agreement. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof. All references in this Agreement to Articles, Sections, Exhibits or Schedules refer to Articles or Sections of, or Exhibits or Schedules to, this Agreement unless otherwise specified. Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties to it and their respective successors in interest and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party to this Agreement, nor shall any provision give any third Persons any right of subrogation or action over against any party to this Agreement. Except as otherwise expressly set forth in this Agreement, no provision in this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company in respect of continued employment (or resumed employment) with the Company and no provision shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement that may be established by the Purchaser or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any Employee Plan or Benefit Arrangement.

9.6              Expenses. Each party shall bear its own direct and indirect expenses.

9.7              Amendments; No Waivers. Any provision of this Agreement (including the Disclosure Schedules) may be amended if, and only if, such amendment is in writing and signed by the Purchaser and the Seller. Any provision of this Agreement may be waived if the waiver is in writing and signed by the party to be bound. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other of further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise expressly provided for herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

9.8              Further Assurances. From time to time after the Closing, at the request of the Purchaser and without further consideration, the Seller will execute and deliver to the Purchaser such other documents, and take such other action, as the Purchaser may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in the Purchaser good, valid and marketable title to the Shares.

9.9              Definitions. Terms not otherwise defined herein shall have the meaning ascribed thereto in Exhibit D attached hereto.

[signature page follows]

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Purchase Agreement as an instrument under seal as of the day and year first above written.

THE COMPANY:

ESTEEMCARE, INC.

By:

Madhu Mathew Mammen

President

PURCHASER:

ONCOLOGIX TECH, INC. By: Roy W. Erwin Chief Executive Officer

SELLERS:

Madhu Mathew Mammen Imad Siddiqui

EXHIBIT D

DEFINITIONS

For purposes of the Agreement, in addition to all other terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” of a Person means a Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person and “control” means, with respect to any Person, the direct or indirect ability to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Assets” means the assets, properties and rights of every nature, kind and description, whether tangible or intangible, personal or mixed, which are (i) owned by the Company or in which the Company has any interest (including the right to use) or (ii) used by the Company in the operation of the Business.

“Authority” means any governmental, regulatory or administrative body, agency or authority, and any court or other judicial authority, in each case whether Federal, state, local or foreign.

“Benefit Arrangement” means any employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits or any co-employment agreement that (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its ERISA Affiliates and (iii) covers any Employee or former Employee of the Company.

“Business Day” means a day on which banks are open for business in both Lafayette, Louisiana and Columbia, South Carolina.

“Code” means the Internal Revenue Code of 1986, as amended.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601, et seq.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including, without limitation, (a) the sale of the Shares by the Sellers to the Purchaser and (b) the performance by the parties hereto of their respective obligations and covenants under this Agreement.

“Employee” means any employee of the Company.

“Employee Plan” means each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by the Company or any of its ERISA Affiliates, as the case may be.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction on voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental Law(s)” means all Laws (including common law), now or hereafter in effect and as amended, any judicial or administrative order, consent decree or judgment applicable to the Business or the real property used by the Business relating to the environment, health, safety, natural resources or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; and any similar state or local Law and the regulations adopted from time to time pursuant to said laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“GAAP” means generally accepted accounting principles in the United States.

“Hazardous Substances” means (a) petroleum and petroleum products, radioactive materials, asbestos and asbestos-containing materials, urea formaldehyde, including foam insulation that contains urea formaldehyde, polychlorinated biphenyls including transformers or other equipment that contain polychlorinated biphenyls, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any of the applicable Environmental Laws and (c) any other chemical, material or substance which is regulated by any Environmental Law.

“Indebtedness” of any Person means and includes, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (c) indebtedness secured by an Encumbrance on assets or properties of such Person, (d) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, or (e) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (d) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect to any thereof, to the extent actually incurred and not paid or accrued. For the avoidance of doubt, Indebtedness shall not, however, include (x) accounts payable to trade creditors or (y) accrued expenses arising in the ordinary course of business.

“Intellectual Property Assets” means all of the following that are owned or used by the Company (or in which the Company has an interest, including a license or other right of use): (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets, (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property License” means each contract, agreement or other arrangement to which the Company is party as licensee or licensor relating to any Intellectual Property Asset excluding in each case any “shrink wrap” or “click wrap” or similar standard form license or agreement applicable to mass marketed software applications that are generally available with minimal customization to other companies in the industry and pursuant to which the Company has acquired a perpetual license or pursuant to which license, service and maintenance fees do not exceed $10,000 on an annual basis.

“Knowledge” when used in the phrases “to the Company’s Knowledge” or words of similar import shall mean the actual knowledge of a particular fact, circumstance, event or other matter by a Seller or, with respect to a Seller, such knowledge as the Seller should reasonably be expected to have given his duties, responsibilities and obligations within the Company and upon his inquiry and investigation as would be reasonable for that Seller to make under the circumstances

“Law” means any law, statute, regulation, ordinance or other binding action, announcement or requirement of an Authority.

“Liabilities” means all obligations, commitments and other liabilities (or contingencies that have not yet become liabilities) of a Person (whether absolute, accrued, contingent, based on any contingency, known or unknown, fixed or otherwise) or due or to become due.

“License” means any license, permit, approval, certificate, authorization and similar authorization issued by an Authority.

“Losses” means all losses, liabilities, claims, actions, causes of action, awards, judgments, payments, costs, expenses, interest, penalties, fines and other damages (including consequential, punitive, special, and incidental damages and diminution in value), all costs and expenses of investigating and defending any third party claim, lawsuit or arbitration and any appeal therefrom (including reasonable attorneys’ fees) and all amounts paid (including the direct and indirect costs and expenses associated with providing property or services) incident to any compromise or settlement of any such claim, lawsuit or arbitration, in each case, whether or not involving a third-party claim.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Authority.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of organization and the operating agreement of any limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Permitted Liens” means (i) Encumbrances with respect to Taxes that are not yet delinquent; (ii) Encumbrances of landlord’s, repairmen or bailees or similar liens; (iii) Encumbrances of materialmen or mechanics, provided, however, that such Encumbrances were incurred in the ordinary course of the Business in respect of obligations which are not overdue and for which adequate provision has been made in accordance with GAAP; (iv) pledges or deposits to secure obligations under workmen’s compensation, social security or unemployment compensation laws or similar legislation; and (v)  zoning, building and other similar Laws, none of which individually or in the aggregate, materially impairs the continued use and operation of property subject to a Lease in the conduct of the Business as currently conducted.

“Person” means any entity, corporation, company, association, joint venture, joint stock company, limited liability company, partnership, trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), Authority, trustee, receiver or liquidator.

“Pre-Closing Taxes” means Taxes attributable to Pre-Closing Tax Periods. In the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that constitutes Pre-Closing Taxes shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts (including, but not limited to, any franchise, sales or use (including ad valorem or value added) or payroll tax that is based on income or receipts), be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable period (with appropriate adjustments made in the event that any property upon which such Tax is based, whether real, personal or intangible, is disposed of, acquired or modified after the Closing Date), and (y) in the case of any Tax based upon or related to income or receipts (including, but not limited to, any franchise, sales or use (including ad valorem or value added) or payroll tax that is based on income or receipts), be deemed equal to the amount which would be payable if the relevant Tax period ended at the end of the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date or, with respect to any Straddle Period, that portion of the taxable period that ends on the Closing Date.

“Remedial Action” shall mean all action to (a) clean up, remove, or remediate Hazardous Substances; (b) prevent the release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or the environment; or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, maintenance of a remedy, operating and monitoring of a remedy and monitoring.

“Securities Act” means the Securities Act of 1933, as amended.

“Straddle Period” means any taxable period that includes the Closing Date and ends after the Closing Date.

“Subsidiary” or “Subsidiaries” means AME and any other corporation, firm, enterprise, limited liability company, partnership, joint venture or other entity in which the Company owns, directly or indirectly, any capital stock, membership interest, partnership interest or other equity interest but excluding any passive investment in a publicly held entity representing less than 2% of the total number of outstanding shares or investment units of that entity.

“Tangible Personal Property” means all computers, machinery, equipment, furniture, fixtures, supplies, spare parts, tools, stores and other tangible personal property (other than books and records of the Company and other than raw materials, work-in process, finished goods and other inventory of the Company) owned by the Company.

“Tax Returns” means, collectively all Federal, state, foreign and local tax reports, returns, information returns and other related documents (including, but not limited to, any schedule or attachment thereto) required to be filed by any relevant taxing Authority.

“Taxes” means, collectively all taxes, including, without limitation, income, gross receipts, net proceeds, alternative, add-on, minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, excise, duty, franchise, transfer, license, withholding, payroll, employment, fuel, excess profits, environmental, occupational, interest equalization, windfall profits and severance taxes, and all other like governmental charges, together with any interest, penalties or additions to tax imposed with respect thereto.